EXHIBIT 10(b)1

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

ALABAMA POWER COMPANY

The following are the annual base salaries, effective March 1, 2014 unless otherwise noted, of the Chief Executive Officer and Chief Financial Officer of Alabama Power Company and certain other executive officers of Alabama Power Company who served during 2013.

Charles D. McCrary* President and Chief Executive Officer; Executive Vice President of Southern Company	$803,247
Mark A. Crosswhite** President and Chief Executive Officer	$600,000
Philip C. Raymond*** Executive Vice President, Chief Financial Officer, and Treasurer	$350,864
James P. Heilbron*** Senior Vice President and Senior Production Officer	$244,419
Zeke W. Smith*** Executive Vice President	$350,876
Steven R. Spencer*** Executive Vice President	$473,374

*Resigned as President and Chief Executive Officer March 1, 2014. Retirement effective May 1, 2014.

**Effective March 1, 2014

***Salary effective March 17, 2014